Exhibit 10.1

AMENDED AND RESTATED

JOINT PATENT OWNERSHIP AND LICENSE AGREEMENT

May 23, 2006

This Joint Patent Ownership and License Agreement (the “Agreement”) entered into as of the 16th day of August 2004 (the “Effective Date”) between CardioVascular BioTherapeutics, Inc. (“CARDIO”), whose principal place of business is at 1635 Village Center Circle, Suite 250, Las Vegas, NV 89134, and Phage Biotechnology Corporation (“PHAGE”), whose principal place of business is at 1635 Village Center Circle, Suite 240, Las Vegas, NV 89134 and as amended on March 16, 2006 by letter agreement between the parties and further amended and restated as of the date first set forth above, to be effective as of the Effective Date.

WHEREAS, CARDIO plans to develop and commercialize therapeutic methods related to the induction of angiogenesis or wound healing by administration of Fibroblast Growth Factor (“FGF”); and,

WHEREAS, PHAGE plans to develop and commercialize recombinant DNA methods for producing peptides/proteins, and owns patents and patent applications covering angiogenic or wound healing peptides/proteins, including FGF, and methods for producing these peptides/proteins; and

WHEREAS, CARDIO and PHAGE wish to jointly own all patents related to FGF and the methods for producing and using FGF, whether such patents are developed jointly or individually by either party; and

WHEREAS, CARDIO and PHAGE wish to license from one another exclusive rights to practice under the jointly owned patents in accordance with their respective plans for development and commercialization; and

WHEREAS, CARDIO and PHAGE entered into a manufacturing license agreement dated March 1, 2000 (the “Manufacturing Licensing Agreement”); and

WHEREAS, CARDIO and PHAGE wish to terminate the Manufacturing Licensing Agreement and cancel all future obligations and liabilities that may exist under the Manufacturing Licensing Agreement;

NOW THEREFORE, in consideration of the cancellation of the Manufacturing Licensing Agreement and the patent assignments and licenses granted herein and other valuable considerations, the parties agree as follows:

1. Termination of Manufacturing Licensing Agreement. As of the Effective Date, the Manufacturing Licensing Agreement between Cardio-Vascular Genetic Engineering (now known as CARDIO) and PHAGE, effective as of March 1, 2000, is hereby terminated. The parties agree to cancel any further liabilities or obligations set forth in the Manufacturing

Licensing Agreement with the exception of Paragraph 5.3 which relates to the obligations of the parties with respect to Confidential Information. upon termination of the agreement.

2. Definitions.

2.1 “Field” shall encompass any angiogenic or wound healing compositions, (including in particular, but without limitation, all FGF species, fragments, derivatives, and analogs thereof, nucleic acid sequences encoding angiogenic or wound healing proteins/peptides), vectors and host cells comprising said DNA sequences, methods of making the angiogenic or wound healing compositions, and methods of inducing angiogenesis or wound healing employing the said compositions. CARDIO-developed devices and methods of use thereof for delivery of angiogenic or wound healing compositions are NOT included within the Field, and are NOT subject to joint ownership or any other terms of this Agreement.

2.2 “Territory” shall mean worldwide, subject to CARDIO’s exclusive license to Korea Biotechnology Development Co., Ltd. (“KBDC License”) for the territories of Korea, China and Taiwan as detailed in Section 5.

2.3 “Patent Rights” shall mean the rights to make, use, practice, sell, offer to sell, and import the Products and/or Processes claimed in any Issued US Patents listed below and any patents that issue directly from the Pending US Patent Applications listed below or from any Foreign Patent Applications including any foreign national patent applications which claim priority to the Foreign Patent Applications and any Future Patent Applications, including any continuations, divisionals, re-exams, reissues and continuations-in-part that claim priority to any of the Issued Patents, Pending Patent Applications and/or Future Patent Applications, and any foreign counterparts thereof: subject to Paragraph 2.1.

Issued US Patents:

1. U.S. 6,268,178 entitled “Phage-Dependent Super-Production of Biologically Active Protein and Peptides;” and

2. U.S. 6,642,026 entitled “Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis.”

3. U.S. 6,773,899 entitled “Phage-Dependent Super-Production of Biologically Active Protein and Peptides”;

4. U.S. 6,794,162, entitled “Phage-Dependent Super-Production of Biologically Active Protein and Peptides;”

Pending US Patent Applications 1.. U.S. 10/649,480 entitled “Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis;” published as US Patent Application No. US 2004/0115769

Foreign Patent Applications

(a) International Patent Applications All foreign patent applications related to the above-referenced U.S. patents and applications and claiming priority to the following international patent applications under the Patent Cooperation Treaty (PCT):

1. International Patent Application No. PCT/US00/40020, published as International Publication No. WO 00/71731 A2 on November 30, 2000 entitled “Phage-Dependent Super-Production of Biologically Active Protein and Peptides”

2. International Patent Application No. PCT/US01/25537, published as International Publication No. WO 02/14471 A2 on February 21, 2002 entitled “Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis”

3. International Patent Application No. PCT/US01/25477, published as International Publication No. WO 02/14468 A2 on February 21, 2002, entitled “Phage-Dependent Super-Production of Biologically Active Protein and Peptides;”

(b) Foreign National or Regional Patent Applications

Following is a list of foreign national and regional patent applications pending as of March 2006, which claim priority to the International Patent Applications mentioned above.

No.	Appl. No.	Patent No.	Filing Date	Country	Title	Status
1	00932819.6	1180153	May 24, 2000	AT	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

2	00932819.6	1180153	May 24, 2000	BE	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

3	00932819.6	1180153	May 24, 2000	CH	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

4	00932819.6	1180153	May 24, 2000	DE	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

5	00932819.6	1180153	May 24, 2000	EP	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

6	00932819.6	1180153	May 24, 2000	FR	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

7	00932819.6	1180153	May 24, 2000	UK	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

8	00932819.6	1180153	May 24, 2000	IE	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

9	00932819.6	1180153	May 24, 2000	LI	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

10	2000- 620108		May 24, 2000	JP	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Pending

11	2001 284914		August 15, 2001	AU	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Pending

12	2419203		August 15, 2001	CA	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Pending

13	01964014.3		August 15, 2001	EP	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Pending

14	2002- 519596		August 15, 2001	JP	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Pending

15	2003- 7002240		August 15, 2001	KR	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Pending

16	2001 288256		August 15, 2001	AU	Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis	Pending

17	2419338	August 15, 2001	CA	Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis	Pending

18	01967977.8	August 15, 2001	EP	Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis	Pending

19	2002- 519599	August 15, 2001	JP	Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis	Pending

20	2003- 7002239	August 15, 2001	KR	Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis	Pending

Future Patent Applications:

All U.S. and foreign patent applications, developed jointly or independently by either party, which may or may not be related to the above-listed Issued Patents and Pending Patent Applications, but which disclose subject matter encompassed within the Field.

2.4 “Product” shall mean any product which:

(a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights; or

(b) is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights.

2.5 “Process” shall mean any process which is covered in whole or in part by an issued, unexpired claim or pending claim contained in the Patent Rights.

3. Patent Assignments.

3.1 PHAGE hereby agrees to assign and hereby does assign to CARDIO a 50% ownership interest in the itemized patents and patent applications (Patent Rights).

(a) A separate Assignment for these patents and applications for recordation with the U.S. Patent and Trademark Office will accompany this Agreement.

(b) Future Patent Applications within the Field will be assigned by the respective inventors to PHAGE and CARDIO jointly, with each party having a 50% ownership interest.

4. Mutual Agreements

Both parties agree as follows:

4.1 CARDIO will have a non-revocable, royalty-bearing (subject to Section 7.1), exclusive right within the Territory to the Patent Rights in the Field, including the right to sublicense to third parties within the Field, provided that any third party sublicensee shall be subject to all of CARDIO’s obligations under Sections 10, 11, 13 and 14.

4.2 Subject to paragraph 2.1, PHAGE will have a non-revocable, royalty free, exclusive right within the Territory to the Patent Rights in all other fields outside of the Field, including the right to sublicense to third parties outside of the Field.

5. KBDC License. CARDIO’s rights and obligations under this agreement are subject to a pre-existing agreement between CARDIO and Korea Biotechnology Development Co., Ltd. (“KBDC”) granting exclusive rights to manufacture and market certain Products within the Field in the territories of Korea, China and Taiwan. A formal license agreement between CARDIO and KBDC is in preparation.

6. Technical Development Services/FGF Manufacturing. PHAGE agrees to provide technical development services to CARDIO for the development and regulatory approvals of FGF, including, but not limited to, lab work, testing, and production of FGF for clinical trials, all as directed by CARDIO. If CARDIO so requests, PHAGE will produce FGF in commercial quantities for CARDIO as well as PRODUCTS.

7. Compensation and Royalties.

7.1 In consideration for PHAGE’s assignment of a 50% ownership interest in all existing Patent Rights within the Field and its agreement to jointly hold all future Patent Rights within the Field, CARDIO agrees to either (at CARDIO’s sole discretion):

(a) purchase FGF from PHAGE for 10% of CARDIO’s net sales price of finished Product to end customer or distributor; or

(b) pay PHAGE a 6% royalty on the net sales price of finished Product to end customer or distributor, when said finished Product is produced by CARDIO or a third party under the jointly held Patent Rights.

7.2 CARDIO agrees to pay PHAGE for any Technical Development Services (Section 6) performed by PHAGE at CARDIO’s direction. Payment for such services will be limited to PHAGE’s actual cost of service including direct, indirect and overhead costs, but no profit component. Any such amounts will be billed to CARDIO on a monthly basis. Payments for Technical Development Services are in addition to compensation/royalties set forth in Section 7.1.

8. Term. The rights and obligations set forth in this Agreement shall commence as of the effective date of this Agreement and end upon expiration of the last to expire patents in the Patent Rights, including Future Patent Applications.

9. Patent Prosecution and Maintenance.

9.1 During the Term of this Agreement, CARDIO and PHAGE will be jointly responsible for the filing, payment, prosecution and maintenance of all patents and applications for all Patent Rights, irrespective of whether the inventions resulting in the Patent Rights were developed jointly or individually by either party. A party can, at its sole discretion, assign its entire right, title and interest in a particular patent or application to the other party, in which case, the assigning party shall bear no further responsibility for the filing, payment, prosecution and maintenance of such patent or application, and it shall lose its rights in such patent or application.

9.2 The parties shall jointly agree on patent counsel. In the event that the parties can not agree on patent counsel, each party shall have the right to appoint its own counsel, pursuant to the Manual of Patent Examining Procedure (MPEP) § 402.10 with each party bearing the cost of its own patent counsel.

9.3 The parties agree that patent counsel shall implement instructions from both parties to the extent that such instructions are not inconsistent.

9.4 In the event that the parties cannot agree on instructions for the filing, payment, prosecution and/or maintenance of a patent or application:

(a) for Patent Rights covering an invention developed by one party, the developing party shall control the prosecution and/or maintenance of such patent or application;

(b) for a patent or application covering an invention jointly developed by both parties, Cardio shall control the prosecution and/or maintenance of such patent or application.

10. Patent Infringement. Upon learning of any infringement of any Patent Rights by third parties in any country, CARDIO and PHAGE will promptly inform each other, as the case may be, in writing of that fact and will supply the other with any available evidence pertaining to the infringement. In the event that CARDIO and PHAGE mutually agree to bring suit, costs and expenses shall be shared equally and any recovery in excess of expenses shall be shared equally. In such event, no settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the consent of both parties, which shalt not be unreasonably withheld. In the event that one party does not agree to take steps to stop the infringement (“non-moving party”), the other party (“moving party”) shall have the right to bring suit at its own expense, wherein any recovery shall be solely owned by the party bringing suit, and that party shall have the right to enter into settlement, consent, judgment or other voluntary final disposition without the consent of the other party. In such case, the moving party shall bear all reasonable costs and fees including attorney fees incurred by the non-moving party as result of being joined in the suit or otherwise participating in such suit.

11. Indemnification.

11.1 PHAGE agrees to release, indemnify and hold harmless CARDIO, their Directors, officers, and employees against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney’s fees through the appellate levels) which may be brought against CARDIO as a result of or arising out of any negligent act or omission of PHAGE in its manufacture and supply of FGF or other angiogenic peptides/proteins to CARDIO. CARDIO agrees to release indemnify and hold harmless PHAGE, their Directors, officers, and employees against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney’s fees through the appellate levels) which may be brought against PHAGE as a result of or arising out of any negligent act or omission of CARDIO in its use of the FGF or other angiogenic peptides/proteins that PHAGE manufactures.

11.2 This Agreement to reimburse and indemnify under the circumstances set forth above shall continue after the termination of this Agreement.

12. Warranties. CARDIO and PHAGE make NO warranties, express or implied, and hereby disclaim all such warranties, as to any matter whatsoever, including, without limitation, the condition of any Product or Process, whether tangible or intangible, assigned and/or licensed under this Agreement; or the merchantability, or fitness for a particular purpose of the Product or Process; or that the use of the Product or Process will not infringe any patent, copyrights, trademarks, or other rights. CARDIO and PHAGE shall not be liable for any direct, consequential, or other damages suffered by the other party or any third parties resulting from the use, production, manufacture, sale, lease, consumption, or advertisement of the Product or Process. The provisions of this Section shall continue beyond the termination of this Agreement.

13. Reports and Records.

13.1 Commencing one year after the first sale, CARDIO shall furnish to PHAGE a report in writing specifying during the preceding calendar quarter:

(a)	the amount of Product sold hereunder by CARDIO;

(b)	the total billings for all Products sold;

(c)	the total royalties due; and

(d)	the names and addresses of all sublicensees.

Such reports shall be due within 45 days following the last day of each calendar quarter in each year during the term of this Agreement. Each such report shall be accompanied by payment in full of the amount due PHAGE in United States dollars.

13.2 For a period of three years from the date of each report pursuant to Section 13.1, CARDIO shall keep records adequate to verify each such report and accompanying payment made to PHAGE under this Agreement, and an independent Certified Public Accountant or Accounting Firm selected by PHAGE and acceptable to CARDIO may have access, on reasonable notice during regular business hours, not to exceed once per year, to such records to verify such reports and payments. Such Accountant or Accounting Firm shall not disclose to PHAGE any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. The fees and expense of the Certified Public Accountant or Accounting Firm performing such verification shall be borne by PHAGE unless in the event that the audit reveals an underpayment of royalty by more than ten (10%) percent, the cost of the audit shall be paid by CARDIO.

14. Marking and Standards.

14.1 Prior to the issuance of any patents within the Patent Rights, CARDIO agrees to mark Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with a proper patent notice as specified under the patent laws of the United States.

14.2 If CARDIO elects to make FGF or have FGF made for its use under the terms of this Agreement, CARDIO further agrees to maintain satisfactory standards in respect to the nature of the Product manufactured and/or sold by CARDIO. CARDIO agrees that all Products manufactured and/or sold by it shall be of a quality which is appropriate to products of the type here involved. CARDIO agrees that similar provisions shall be included by sublicenses of all tiers.

15. Assignability. Neither party shall assign its ownership interest in the Patent Rights to a third party without the written consent of the other party. If either party desires to transfer its ownership interest in the Patent Rights, the non-transferring party shall have first right of refusal of such ownership interest. Notwithstanding the foregoing, this Agreement is not assignable by either party or by operation of law, including by acquisition of all assets of either party, without the prior written consent of the other party at its sole discretion.

16. Binding. This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of CARDIO and PHAGE.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original copy of the Agreement.

18. Governing Law. This Agreement shall be construed without regard to any conflict of laws principles, and interpreted in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

By:	/s/ Mickael A. Flaa
	Name:	Mickael A. Flaa
	Title:	Chief Financial Officer

PHAGE BIOTECHNOLOGY CORPORATION

By:	/s/ John W. Jacobs
	Name:	John (Jack) W. Jacobs
	Title:	Chief Operating Officer